EXHIBIT 99.1

NATUS MEDICAL ANNOUNCES SECOND QUARTER RESULTS

Reports Year Over Year Revenue Growth of 19%

SAN CARLOS, Calif. (August 10, 2004) – Natus Medical Incorporated (Nasdaq NM: BABY) today announced financial results for the three and six months ended June 30, 2004.

Revenue increased 19% to $8.4 million for the second quarter ended June 30, 2004, from $7.1 million recorded in the same quarter of the previous year. The net loss increased to $3.6 million, or $0.22 per share, for the second quarter of 2004, compared with a net loss of $1.2 million, or $0.07 per share, for the same period in 2003. The net loss for the second quarter of 2004 included a restructuring charge of $776,000, costs associated with the departure of the Company’s former chief executive officer totaling $870,000, and a loss from discontinued operations of $584,000. Of the total $2.2 million recorded for the restructuring, CEO departure, and discontinued operations, approximately $870,000 resulted from non-cash charges.

For the first half of 2004, revenue increased 24% to $17.0 million, from $13.7 million reported for the first half of 2003. The net loss for the six months ended June 30, 2004 was $4.1 million, or $0.24 per share, compared with a net loss of $2.1 million, or $0.13 per share, recorded in the first half of 2003. The same restructuring, CEO departure, and discontinued operations charges are included in the results for the six months ended June 30, 2004.

Gross margin was 55.4% for the three months ended June 30, 2004, compared with 59.7% for the second quarter of 2003. Continued cost overruns on several Neometrics data management system installations and increases in inventory reserves reduced gross margins.

Operating expenses increased $2.0 million, or 36%, to $7.6 million in the three months ended June 30, 2004, from $5.6 million in the same period in 2003. Absent the charges for the restructuring and CEO departure, the increase in operating expenses compared to the second quarter of 2003 would have been 6.8%.

Revenue, cost of sales, and operating expenses of the Neogenesis reagent business for the three and six months ended June 30, 2004, have been excluded from the corresponding amounts presented above, and are reported as a component of the loss from discontinued operations of $584,000 and $767,000, respectively.

In June, the Company announced various restructuring actions aimed at reducing operating expenses. The restructuring initiative resulted in the immediate reduction of the Company’s workforce by 24 employees. The staff reductions came from all functions of the Company’s business, including the liquidation of its Japanese sales subsidiary whose functions had been absorbed by Natus corporate staff and local distributors earlier this year. At the same time, the Company announced its intent to divest the operations of its Neogenesis reagent business, which will result in the elimination of an additional 10 staff positions.

Taken together, the restructuring actions and divestiture of Neogenesis will result in a 24% workforce reduction, bringing headcount to approximately 105 employees worldwide. As a result of the restructuring and divestiture, Natus expects to see an improvement in quarterly operating expenses of approximately $700,000 beginning in the third quarter of 2004, compared to the second quarter of 2004, as adjusted for the restructuring and CEO departure.

Revenue from the Neometrics data management system, which was acquired in July 2003, contributed to $779,000 of the $1.3 million increase in second quarter 2004 revenue, with the remainder coming primarily from Natus’ ALGO® product line and the neoBLUE™ LED Phototherapy device.

Revenue from supplies and services was $5.3 million for both the three months ended June 30, 2004 and 2003. Revenue from devices and systems increased 83%, or $1.3 million, to $3.0 million in the three months ended June 30, 2004, from $1.6 million in the same period in 2003. The increase came primarily from sales of the ALGO Newborn Hearing Screener and neoBLUE phototherapy devices, in both domestic and international markets.

Revenue from U.S. operations increased by 23%, or $1.2 million, to $6.5 million for the three months ended June 30, 2004, compared with $5.3 million for the second quarter of 2003. Revenue from international operations increased to $1.9 million for the three months ended June 30, 2004, from $1.8 million for the second quarter of 2003. The growth in international revenue for the second quarter of 2004 was due primarily to sales of the Company’s new ALGO 3i handheld newborn hearing screener in Europe.

Because the Neogenesis reagent business was acquired in July 2003, there are no associated discontinued operations in the six months ended June 30, 2003.

As of June 30, 2004, the Company reported cash, cash equivalents, and short-term investments of $38.6 million, stockholders’ equity of $49.1 million, and working capital of $42.1 million.

“The restructuring actions announced in June position us to reach sustained profitability from continuing operations going forward,” said Jim Hawkins, president and chief executive officer. “With costs under control, we intend to focus on continued growth by increasing sales of our core product lines in both the domestic and international markets. We continue to develop new products internally, such as our neoBLUE LED Phototherapy device and ALGO A3i handheld hearing screener. We also plan to evaluate opportunities to acquire technologies, products, and companies that fit our neonatal/pediatric medical focus, allowing us to leverage our established distribution network and market relationships through new product offerings.”

Financial Guidance

Natus reiterated financial guidance for the second half of 2004. The Company expects to report third quarter fully-diluted earnings per share from continuing operations of $0.03 to $0.04 on revenue of $8.7 to $9.0 million, and fourth quarter fully-diluted earnings per share from continuing operations of $0.07 to $.09 on revenue of $9.9 to $10.2 million. This guidance excludes revenue, results of operations, and charges associated with the Neogenesis reagent business, which will be reported as a discontinued operation, or any unanticipated one-time charges.

Natus has scheduled an investor conference call to discuss this announcement beginning at 11:00 a.m. Eastern Time today. Individuals interested in listening to the conference call may do so by dialing (888) 802-5257 for domestic callers, or (706) 634-0175 for international callers. A telephone replay will be available for 48 hours following the conclusion of the call by dialing (800) 642-1687 for domestic callers, or (706) 645-9291 for international callers, and entering pass code 8966404.

The live conference call will also be available via the Internet at http://investor.natus.com, and a recording of the call will be available on the Company’s Web site for 90 days following the completion of the call.

About Natus Medical

Natus develops, manufactures, and markets products for the detection, treatment, monitoring, and tracking of common disorders in newborns. Natus markets and sells its products worldwide through a direct sales force in the U.S. and the U.K. and through distributors in over 30 other countries.

Natus’ product lines include: ALGO® Newborn Hearing Screeners, MiniMuffs® Neonatal Noise Attenuators, neoBLUE™ LED Phototherapy device; Biliband™ Eye Protectors; Oxydome™, Oxypod®, Oxy-Igloo®, and Foldadome™ oxygen hoods; Igloo® neonatal heatshield; Neometrics™ software products: MSDS™ Metabolic Screening Database System, CMS™ Case Management System, WebEBP™ Web Based Electronic Birth Page, and VRS™ Voice Response System.

As a result of the acquisition of Neometrics on July 2, 2003, and the resultant incremental increase in revenue and costs in the three and six months ended June 30, 2004, results during the same period in 2003 may not be comparable.

Additional information about Natus Medical can be found at www.natus.com.

This press release, together with the associated comments to be made by management during the conference call scheduled for 11:00 a.m. Eastern Time on August 10, 2004, contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995 including, but not limited to, our outlook for revenue, operating expenses, and earnings per share from continuing operations for the third and fourth quarters of 2004 and our expectations of sustained profitability. These statements relate to future events or Natus’ future financial performance or results, and involve known and unknown risks, uncertainties, and other factors that may cause Natus’ actual results, levels of activity, performance, or achievements to differ materially from those expressed or implied by the forward-looking statements. The actual operating results could differ materially due to a number of factors, including the continued growth of demand (or absence of continued growth of demand) for newborn hearing screening equipment, acceptance of Natus’ existing products, the successful development, introduction and widespread market acceptance of Natus’ new products, dependence on our ALGO and Neometrics products for substantially all of our revenue, the successful addition of products to Natus’ established distribution channel, domestic and global economic conditions, competition from other companies, the failure of states or foreign countries to adopt mandates or guidelines requiring screening for the disorders for which Natus’ products screen, the failure of third party payors to provide adequate reimbursement for the use of Natus’ products, adverse changes in Natus’ relationships with its suppliers, reduced revenue as a result of discounts given to organizations representing several end customers for Natus’ products, failure to obtain necessary regulatory clearances or approvals, adverse changes in Natus’ relationships with its distributors, difficulty integrating acquired businesses into our business, performance of newly acquired products and technologies, difficulty and increased expenses relating to foreign operations, and product liability and intellectual property disputes or litigation. Natus disclaims any obligation to update information contained in any forward-looking statement.

More information about potential risk factors that could affect the business and financial results of Natus is included in Natus’ annual report on Form 10-K for the year ended December 31, 2003, and its quarterly reports on Form 10-Q, and from time to time in other reports filed by Natus with the Securities and Exchange Commission.

Natus®, AABR®, ALGO®, ALGO 1e®, ALGO 2®, ALGO DataBook®, 70/40®, Ear Couplers®, Flexicoupler®, Jelly Tab®, Jelly Button®, and MiniMuffs® are registered trademarks of Natus. Natus Elite™, Convert2Natus™, neoBLUE™, Neometrics™, Metabolic Screening Database System (MSDS)™, Case Management System (CMS)™, Voice Response System (VRS)™, Web Electronic Birth Page (Web-EBP)™, and Accuwell™ are non-registered trademarks of Natus. Solutions for Newborn CareSM is a non-registered service mark of Natus.

NATUS MEDICAL INCORPORATED AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share amounts)

	June 30, 2004	December 31, 2003
ASSETS
Current assets:
Cash and equivalents	$5,897	$9,435
Short-term investments	32,744	28,200
Accounts receivable, net of allowance for doubtful accounts of $ 421 in 2004 and $395 in 2003	4,466	5,682
Inventories	3,956	5,263
Prepaid expenses and other current assets	449	528
Total current assets	47,512	49,108

Property and equipment, net	2,355	2,668
Long-term investment	—	341
Deposits and other assets	47	111
Intangibles, net	3,448	3,594
Goodwill	1,194	1,198
Total assets	$54,556	$57,020

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Accounts payable	$1,596	$1,659
Accrued liabilities	3,503	2,229
Deferred revenues	312	500
Total liabilities	5,411	4,388

Commitments and contingencies	—	—

Stockholders’ equity:
Common stock, $0.001 par value, 120,000,000 shares authorized; shares issued and outstanding: 16,752,117 in 2004 and 16,511,874 in 2003	87,839	87,038
Treasury stock	(307)	—
Deferred stock compensation	(7)	(33)
Accumulated deficit	(38,567)	(34,495)
Accumulated other comprehensive income	187	122
Total stockholders’ equity	49,145	52,632

Total liabilities and stockholders’ equity	$54,556	$57,020

NATUS MEDICAL INCORPORATED AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30, 2004	June 30, 2003	June 30, 2004	June 30, 2003
Revenue	$8,398	$7,063	$16,969	$13,724
Cost of revenue	3,748	2,848	7,506	5,360
Gross margin	4,650	4,215	9,463	8,364

Operating expenses:
Marketing and selling	3,110	3,428	6,081	6,485
Research and development	1,072	820	1,978	1,851
General and administrative	2,655	1,338	4,024	2,483
Restructuring cost	776	—	776	—
Total operating expenses	7,613	5,586	12,859	10,819

Loss from operations	(2,963)	(1,371)	(3,396)	(2,455)

Other income/(expense):
Interest income	99	165	196	328
Interest expense	—	(3)	(3)	(6)
Other income, net	(177)	15	(101)	22
Total other income/(expense)	(78)	177	92	344

Loss before provision for income tax	(3,041)	(1,194)	(3,304)	(2,111)

Provision for income tax	—	(1)	(1)	(1)

Loss from continuing operations	(3,041)	(1,195)	(3,305)	(2,112)

Discontinued operations	(584)	—	(767)	—

Net loss	$(3,625)	$(1,195)	$(4,072)	$(2,112)

Basic and diluted net loss per share from continuing operations	$(0.18)	$(0.07)	$(0.20)	$(0.13)

Basic and diluted net loss per share	$(0.22)	$(0.07)	$(0.24)	$(0.13)

Common shares used in computing basic and diluted net loss per share	16,638	16,360	16,673	16,355

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